Exhibit 10.35

GLOBAL TERMS
FOR 2025 RESTRICTED STOCK UNIT GRANTS
UNDER THE ORGANON & CO. 2021 INCENTIVE STOCK PLAN
This is a summary of the terms applicable to the Restricted Stock Unit (“RSU”) award granted to you by Organon & Co. (“Organon” or the “Company”) and specified in this document (“RSU Award”). Different terms may apply to any prior or future RSU awards.

Name:    ###PARTICIPANT_NAME###
Grant Type:    RSU
Units Granted:    ###TOTAL_AWARDS###
Grant Date:    ###GRANT_DATE###
###VEST_SCHEDULE_TABLE###

I.    GENERAL INFORMATION
A.    Grant Document
This RSU Award is subject to the terms, conditions and provisions of the Organon & Co. 2021 Incentive Stock Plan, including any sub-plan thereunder for your country (the “Plan”). In addition, this RSU Award is subject to this document and any additional terms and conditions for your country in Appendix A (together, the “Terms”). Unless otherwise defined in this document, capitalized terms used in these Terms are as defined in the Plan.
IMPORTANT NOTICE: This grant requires the holder (“you”) to affirmatively accept it. You MUST log onto the Morgan Stanley website at (Morgan Stanley at Work) to accept your grant. Follow the procedure described on the Morgan Stanley website to accept your RSU Award within 90 days. Failure to accept the terms and conditions of your RSU Award within 90 days may result in forfeiture of the RSU Award.
B.    Grant
The number of RSUs granted to you on the Grant Date indicated in the Morgan Stanley Stock Plan System under the “Portfolio” section represents your total RSU Award.
C.    Vesting Date
Except as otherwise provided in these Terms, the Restricted Period ends on the vesting dates (“Vesting Dates”) with respect to one-third of this RSU Award on each of the First, Second and Third anniversaries of the Grant Date as shown in the box above and in the Morgan Stanley Stock Plan System. Each RSU that vests will entitle you to receive one share of common stock of the Company (or the cash value thereof, as described in paragraph F of this section) as soon as practicable after the Vesting Date(s) but in no event later than 60 days following the Vesting Date.
D.    Restricted Period
The Restricted Period is the period during which this RSU Award is restricted and subject to forfeiture, unless ended earlier as described under Section II below. You shall have no rights as a stockholder, including voting rights, unless and until shares are issued to you after expiration of the Restricted Period. No fractional shares will be awarded. Any fractional shares will be rounded to the nearest whole share.
E.    Dividend Equivalents
During the Restricted Period, dividend equivalents will be accrued in a Company bookkeeping account if and to the extent dividends are paid by the Company on its common stock. Payment of such dividend equivalents will be made in cash, without interest or earnings, at the time of distribution as described in paragraph F of this section. If any portion of this RSU Award lapses, is forfeited or expires, no dividend equivalents will be credited or paid on such portion. Any payment of dividend equivalents will be reduced to the extent necessary for the Company to satisfy any tax or other withholding obligations or rights.
F.    Distribution
Upon the expiration of the Restricted Period, if you are then employed by the Company or any parent, subsidiary, affiliate or JV (as defined below) of the Company that employs you (the “Employer”), you will be entitled to receive a number of shares of Organon common stock equal to the number of RSUs that have become unrestricted and the dividend equivalents that accrued on that portion; provided, that the Committee may, in its sole discretion, provide that this RSU Award shall be settled, in whole or in part, in the form of cash instead of shares, subject to the terms of the Plan and applicable law, with the value of the cash payment equal to the number of shares of Organon common stock underlying the vested portion of the RSU Award multiplied by the per share Fair Market Value of the Organon common stock as of the last trading day immediately prior to the applicable Vesting Date, in each case subject to any applicable tax withholding obligations and without any interest or earnings.
In the case of distribution on account of your death, the portion of the RSUs distributable shall be distributed to your estate. Unless the Committee determines otherwise, the Company will withhold any applicable taxes directly from the distributable RSUs before they are denominated in actual shares of Organon common stock, if applicable.
G.    409A Compliance
This paragraph applies only to the extent that you are a U.S. taxpayer. These RSUs are intended to be exempt from or comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed accordingly. If the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Code, at the time of your “separation from service,” as defined in those regulations, then to the extent required by 409A of the Code, any RSUs that otherwise would have been settled during the first six months following your separation from service will not be settled until administratively feasible following the earlier of (i) the first day of the sixth month following the separation from service and (ii) your death, in the same form as they would have been made had this restriction not applied; provided further, that dividend equivalents that otherwise would have accrued will accrue during the period during which distribution is suspended, unless the settlement of those units is exempt from Section 409A of the Code.
II.    TERMINATION OF EMPLOYMENT
If your employment with the Company or your Employer is terminated during the Restricted Period or prior to distribution of the shares of common stock or cash pursuant to paragraph F of Section I, your right to this RSU Award will be determined according to the terms in this Section II, subject to Section VI.
A.    General Rule
If your employment is terminated during the Restricted Period or prior to distribution of the shares of common stock or cash pursuant to paragraph F of Section I for any reason other than those specified in the following paragraphs, this RSU Award (and any accrued dividend equivalents) will be forfeited on the date your employment ends. For the avoidance of doubt, unless otherwise provided in these Terms, service during any portion of the Restricted Period shall not entitle you to vest in a pro rata portion of the RSU Award. If your employment is terminated as described in this paragraph and you are later rehired by the Employer, the Company or a parent, subsidiary, affiliate or JV of the Company, this grant nevertheless will expire as of your termination date according to this paragraph, notwithstanding such rehire.
B.    Joint Venture
Employment with a joint venture including any other entity in which the Company has a significant business or ownership interest (“JV”) is not considered termination of employment for purposes of this RSU Award. Such employment must be approved by, and contiguous with employment by, the Company. The terms set out below apply to this RSU Award while you are employed by the JV or other entity.
C.    Other Terminations

If primary reason your employment ends is due to:	Here’s what happens to your unvested RSUs:
Voluntary Termination Termination for poor performance or for Cause	The unvested portion of the RSU Award and accrued dividend equivalents will be forfeited on the date your employment ends.
Involuntary Termination or without Cause Retirement Death Disability
A pro rata portion of your unvested RSU Award and accrued dividend equivalents will be distributed to you on the next scheduled Vesting Date in accordance with the Vesting Schedule as they would have been paid if your employment had continued. The pro rata portion will equal the full amount of this RSU Award (whether or not vested) times the number of completed months during the Restricted Period and prior to the date your employment terminates, divided by the total number of months during the Restricted Period of the grant0F, reduced by the number of RSUs that have vested. The remainder and any other accrued dividend equivalents will be forfeited on the date your employment ends. [1]

1 The total number of months during the Restricted Period of a grant that vests over three years is 36 months.

Sale (for example, sale of your subsidiary, division or JV)
The following portion of your RSU Award and accrued dividend equivalents will be distributed to you as it would have been paid if your employment had continued as follows:
    one-third if employment terminates on or after the Grant Date but before the first anniversary thereof with the portion that vests distributed to you on the next scheduled Vesting Date (the remainder will be forfeited on the date your employment ends); and
    all if employment terminates on or after the first anniversary of the Grant Date, with the RSUs distributed to you in accordance with the normal Vesting Schedule.

Change in Control of the Company
If this RSU Award remains outstanding following a Change in Control and is converted into a successor RSU Award, any unvested portion becomes payable on the scheduled Vesting Date(s) subject to your continuous employment.
If the Employer or the Company or a parent, subsidiary, affiliate, or JV of the Company involuntarily terminates your employment during the Restricted Period without Cause before the second anniversary of the closing of any Change in Control, then this RSU Award will continue in accordance with its terms as if employment had continued and will be distributed in accordance with the Vesting Schedule as it would have been paid if your employment had continued.
If this RSU does not remain outstanding following the Change in Control and is not converted into a successor RSU, then you will be entitled to receive cash for this RSU in an amount equal to the fair market value of the consideration paid to Organon stockholders for a share of Organon common stock in the Change in Control, payable within 30 days of the closing of the Change in Control; provided, however, if the Change in Control is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under U.S. Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder) or if the settlement within 30 days of the Change in Control would be prohibited under Section 409A of the Code, the RSUs shall vest as of such Change in Control and shall be distributed in accordance with the normal Vesting Schedule. On the second anniversary of the closing of the Change in Control, this paragraph shall expire.

III.    TRANSFERABILITY
This RSU Award is not transferable and may not be assigned or otherwise transferred.
IV.    DATA PRIVACY
The collection, use, storage and disclosure of any data constituting personal data in connection with this plan is conducted by or on behalf of the Company with an address at 30 Hudson Street, Floor 33, Jersey City, NJ U.S.A. 07302. The Company grants employees of the Company and any parent, subsidiary, affiliate or JV of the Company, the opportunity to participate in the Plan, at the Company's sole discretion. If you would like to participate in the Plan, please review and acknowledge the following information about the Company’s privacy practices in connection with this Plan. Those disclosures supplement the disclosures contained in the Company’s general Privacy Notice available at www.organon.com/privacy. Your participation in the Plan and your grant of consent, if required, is purely voluntary. You may reject participation in the Plan or withdraw your consent, if applicable, at any time. If you reject participation in the Plan, do not consent, if applicable, or withdraw your consent, if applicable, you may be unable to participate in the Plan. This would not affect your existing employment, career, or salary; instead, you merely may forfeit the opportunities associated with the Plan.

If you are outside the United States and in a country that has enacted privacy laws that provide for the concept of “controller”, the Company is the controller of the processing of your personal data.
A.    Data Collection and Usage
The Company collects, processes and uses your personal data, including, name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of common stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in your favor, which the Company receives from you or your Employer. If the Company offers you the opportunity to participate in the Plan, then the Company will collect and process your personal data for the purpose of (i) allocating stock, (ii) implementing, administering, and managing the Plan, (iii) communicating with you in connection with the Plan, (iv) internal administration, and (v) complying with the Company’s legal obligations, including under tax and securities laws, (the “Purposes”). The Company’s legal basis for the processing of your personal data for the abovementioned Purposes are necessary for (i) the Company’s performance of its contractual obligations under the Plan, and (ii) pursuant to the Company’s or your Employer’s legitimate business interests. In those jurisdictions where your consent to the processing of your personal data is required - which is not the case when you are located within the European Economic Area (“EEA”) / UK - you expressly and explicitly consent to the collection, processing and transfer practices as described herein. Failure to provide personal data in whole or in part could make it impossible for the Company to fulfil some or all of its obligations regarding your participation in the Plan.
B.    Stock Plan Administration Service Providers
The Company discloses participant personal data to Morgan Stanley, an independent service provider based in the United States, which assists the Company with the implementation, administration, and management of the Plan. In the future, the Company may select a different service provider and share your data with another company that serves in a similar manner. The Company’s service provider will open an account for you. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan. The Company may also share the personal data with external advisors, banks, payroll providers, (potential) business partners in the context of a contemplated sale or restructuring of the Company and with competent authorities in so far as this is necessary for the Purposes as listed above.
C.    International Data Transfers
The Company and its service providers are based in the United States. If you are outside of the United States, you should note that your country has enacted data privacy laws that are different from the United States. Other than where the transfer is made directly from you to the Company, if the transfers are being made from the EEA/UK, such transfers will be made in reliance on data transfer agreements (so called “Standard Contractual Clauses”) which may require the recipient to carry out a data transfer impact assessment and put in place supplementary measures to ensure an essentially equivalent level of protection as provided in the EEA/UK. To receive more information about the precautions used to protect your personal data and/or a copy of the Standard Contractual Clauses you can contact the Company at Attn: Global Privacy Office, 30 Hudson Street, Floor 34, Jersey City, New Jersey, U.S.A. 07302 or at privacyoffice@organon.com or, if your Employer is established in the EEA/UK or you are located in the EEA/UK, by contacting Organon’s EU Data Protection Officer by e-mail at euprivacydpo@organon.com.
D.    Data Retention
The Company will use your personal data only as long as is necessary for the Purposes listed above. When the Company no longer needs your personal data, which will generally be seven years after participation in the Plan has been terminated, the Company will remove it from its systems. If the Company keeps the personal data longer, it would be either to satisfy legal or regulatory obligations, government orders to preserve data relevant to an investigation, or for the purposes of litigation or disputes and the Company’s legal basis would be relevant laws or regulations or where in the Company’s legitimate interests.

E.    Data Subject Rights
You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect / inaccurate personal data, (iii) deletion of personal data, (iv) restrictions on processing of personal data, (v) object to the processing of personal data, (vi) portability of personal data, (vii) to lodge complaints with competent authorities in your country, and/or (viii) receive a list with the names and addresses of (any potential) recipients of your personal data. To receive clarification regarding your rights or to exercise your rights please contact the Company at Attn: Global Privacy Office, 30 Hudson Street, Floor 34, Jersey City, New Jersey, U.S.A. 07302 or at privacyoffice@organon.com or, if your Employer is established in the EEA/UK or you are located in the EEA/UK, by contacting Organon’s EU Data Protection Officer by e-mail at euprivacydpo@organon.com.
F.    Collection, Use and Transfer of Personal Data
The collection, use and transfer of your personal data for the Purposes is conducted in accordance with the Company’s Global Privacy and Data Protection Policy.
V.    TAX WITHHOLDING
Regardless of any action the Company and/or the Employer take with respect to any or all income tax, social insurance, social security contributions (where applicable), payroll tax, payment on account or other tax-related items arising out of your participation in the Plan and legally applicable or deemed applicable to you in any jurisdiction (“Tax-Related Items”) and subject to applicable laws, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer, if any. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award or underlying shares of common stock, including, but not limited to, the grant, vesting or settlement of the RSU, the subsequent sale of shares of common stock acquired upon the expiration of the Restricted Period and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
The Tax-Related Items shall be satisfied by the Company (or, at the election of the Company, the Employer) withholding whole shares of common stock (or cash, if applicable) which would otherwise be delivered to you having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises or as of the last trading day immediately prior to the applicable Vesting Date, as determined by the Committee, equal to the Tax-Related Items, and you will be deemed to have been issued the full number of shares of common stock (or, if applicable, cash payment) subject to the vested RSUs, notwithstanding that a number of the shares (or, if applicable, cash) is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
The Company shall withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts (or, as determined by the Company2 in its sole discretion and subject to applicable law, other applicable withholding rates, including maximum applicable rates in your jurisdiction(s)). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in common stock), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.
You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that
2 Any such determinations regarding individuals subject to reporting obligations under Section 16 of the Exchange Act will be made by the Committee in its sole discretion and subject to applicable law.

cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the shares of common stock (or cash, if applicable) or the proceeds of the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.
VI.    NATURE OF THE GRANT
In accepting the RSU Award, you acknowledge and agree that:
1.    the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time;
2.    the grant of the RSU Award is exceptional, voluntary, and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
3.    all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company;
4.    your participation in the Plan is voluntary;
5.    you shall have no beneficial interest or ownership in the vested shares of common stock unless and until the issue or delivery of those vested shares of common stock to you;
6.    your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate your employment or service relationship (if any) at any time;
7.    the RSU Award and any cash and/or shares of common stock acquired under the Plan, and income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer, the Company, or any parent, subsidiary, affiliate, or JV of the Company, and that are outside the scope of your employment or service contract, if any;
8.    unless otherwise agreed with the Company in writing, the RSU Award and any cash and/or shares of common stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a subsidiary, affiliate, or JV of the Company;
9.    the RSU Award and any cash and/or shares of common stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
10.    the RSU Award and any cash and/or shares of common stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any parent, subsidiary, affiliate or JV of the Company;
11.    the future value of the shares of common stock underlying the RSU Award is unknown, indeterminable and cannot be predicted with certainty;
12.    no claim or entitlement to compensation or damages shall arise from termination of the RSU Award resulting from termination of your employment by the Company, the Employer or any parent, subsidiary, affiliate or JV of the Company (for any reason whatsoever and whether or not in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);
13.    for purposes of the RSU Award, your employment relationship will be considered terminated as of the date you are no longer providing services to the Employer or the Company or any parent, subsidiary, affiliate or JV of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this document, your right to vest in the RSU Award under the Plan, if any, will terminate effective as of such date; the Committee or its delegate responsible for administering the Plan shall have the exclusive discretion to determine when you are no longer providing services for purposes of the grant (including whether you may still be considered to be providing services while on a leave of absence);
14.    the RSU Award and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;
15.    the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendation regarding your participation in the Plan, or the acquisition or sale of underlying shares; You should consult with your personal tax, legal and financial advisors regarding the decision to participate in the Plan and before taking any action related to the Plan; and
16.    neither the Employer, nor the Company or any parent, subsidiary, affiliate, or JV shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSU Award or any amounts due to you pursuant to the vesting of the RSU Award, the subsequent sale of shares acquired under the Plan or the receipt of any dividends and/or dividend equivalents.
VII.    GOVERNING LAW AND VENUE
This document may be amended only by another written agreement between the parties. This document shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws. Unless otherwise set forth in the applicable grant agreement, the State and Federal courts located in the State of Delaware shall have exclusive jurisdiction for any action brought pursuant to this document.
VIII.    SEVERABILITY
The provisions of this document are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
IX.    WAIVER
You acknowledge that a waiver by the Company of breach of any provision of this document shall not operate or be construed as a waiver of any other provision of this document or of any subsequent breach by you or any of your beneficiaries, executors, or heirs.
X.    ELECTRONIC ACCEPTANCE
The Company may, in its sole discretion, decide to deliver any documents related to the RSU Award or future RSUs that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
XI.    COUNTRY-SPECIFIC APPENDIX
The RSU Award shall be subject to any additional provisions set forth in Appendix A for your country, if any. If you relocate to one of the countries included in the Appendix during the life of the RSU Award, the additional provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

XII.    CLAWBACK POLICY
Notwithstanding any other provision in this Agreement to the contrary, you and this RSU Award shall be subject to the Company’s Compensation Recoupment Policy, the Company’s Dodd-Frank Policy on Recoupment of Incentive Compensation, and any other clawback policy adopted by the Company, each as applicable and as may be amended from time to time to comply with applicable law, regulation or listing standard (collectively, the “Clawback Policies”). The provisions of this Section XII are in addition to and not in lieu of any other remedies available to the Company in the event you violate the Clawback Policies, or any laws or regulations. In accepting this RSU Award, you acknowledge and agree that you (a) have received and reviewed copies of the Company’s Compensation Recoupment Policy and the Company’s Dodd-Frank Policy on Recoupment of Incentive Compensation, (b) are and will continue to be subject to the Clawback Policies to the extent applicable to you, both during and after your employment with the Company and/or any of its direct or indirect subsidiaries or affiliates, and (c) will abide by the terms of the Clawback Policies to the extent applicable, including, without limitation, by reasonably promptly returning any recoverable compensation to the Company as required by the Clawback Policies, as determined by the Committee in its sole discretion. In addition, you acknowledge and agree that you will not be entitled to and hereby knowingly, voluntarily and intentionally waive any (i) indemnification for any liability or loss incurred by you in connection with or as a result of any action taken by the Company to enforce the Clawback Policies (such action, a “Clawback Proceeding”) and (ii) indemnification or advancement of any expenses (including attorneys’ fees) from the Company and or any subsidiary of the Company incurred by you in connection with any Clawback Proceeding; provided, however, if you are successful on the merits in the defense of any claim asserted against you in a Clawback Proceeding, you will be indemnified for the expenses (including attorneys’ fees) you reasonably incurred to defend such claim.
XIII.     ADMINISTRATION
The Committee is responsible for construing and interpreting this grant, including the right to construe disputed or doubtful Plan provisions, and may establish, amend, and construe such rules and regulations as it may deem necessary or desirable for the proper administration of this grant. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation, and effect of this grant shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding, and conclusive upon the Company, all eligible employees and any person claiming under or through any eligible employee. All determinations by the Committee including, without limitation, determinations of the eligible employees, the form, amount and timing of incentives, the terms and provisions of incentives and the writings evidencing incentives, need not be uniform and may be made selectively among eligible employees who receive, or are eligible to receive, incentives hereunder, whether or not such eligible employees are similarly situated.
For further information regarding the Long-Term Incentive Program, please visit the Company’s intranet Long-Term Incentive homepage.
XIV.    DEFINITIONS
Cause. Means your (i) material breach of any written agreement between you and the Employer, including your breach of any material representation, warranty or covenant made under any such agreement, or your breach of any written policy or code of conduct established by the Employer and applicable to you; (ii) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement; (iii) commission of, or conviction or indictment for, or pleading no contest (or local equivalent) to, any crime (which carries a custodial sentence) or any crime involving moral turpitude; (iv) willful failure or refusal to perform your duties to the Employer or to follow any lawful directive from the Board or your supervisor; or (v) failure to competently perform statutory or reasonably assigned duties with the Employer at a level that can be reasonably expected of a person with your position, excluding a failure that you could not be reasonably expected to realize would constitute such a failure (other than a failure resulting from your incapacity due to physical or mental illness), which failure is not cured, if curable, within ten (10) days after written notice from the Employer or, in the case of individuals subject to reporting obligations under Section 16 of the Exchange Act, the Board (which notice specifies in reasonable detail the grounds constituting Cause).
Disability. Is defined as the inability to perform the material duties of your role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in your death, whether or not you are eligible for disability benefits from any applicable disability program.
Involuntary Termination. Means termination of employment by the Company or its affiliates in a manner that entitles you to benefits under the applicable separation benefits plan and specifically excludes non-performance of your duties and other termination reasons such as Sale, Retirement, Death, Disability, Cause or Change in Control.
Retirement. If you are employed in the U.S., “retirement” means a termination of employment after attaining the earliest of (a) age 55 with at least 10 years of service and (b) age 65 without regard to years of service. If you are not employed in the U.S., “retirement” is determined by the Company in its sole discretion. The Company reserves the right to modify any definition of retirement established for purposes of this RSU Award and/or adjust the consequences of termination due to retirement to comply with local law.
Sale. Means, with respect to your RSU Award, the sale, whether through the sale of stock, assets or a combination thereof, of the subsidiary, JV or division, as applicable, for which you primarily provide services, and which does not constitute a Change in Control of the Company.